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                                                                    EXHIBIT 23.2

                         KELLER BRUNER & COMPANY, LLP
             Certified Public Accountants - Management Consultants


To The Board of Directors
Pulsar Data Systems, Inc.
Lanham, Maryland



The audits referred to in our report dated April 27, 1998, except for note 13 and the last paragraph in Note 9 as to which date is October 9, 1998, and Note 16 and the fourth paragraph of Note 17, as to which the date is January 15, 1999, which contains an explanatory paragraph that states that the Company incurred a loss, has a working capital deficit and was in violation of certain debt covenants, among other factors, raise substantial doubt about the Company's ability to continue as a going concern.


Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule V, Valuation and Qualifying Accounts and Reserves is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


/s/  Keller Bruner & Company, LLP
---------------------------------

Bethesda, Maryland
February 10, 1999